Axos Financial, Inc. Reports First Quarter 2019 Net Income
Loan Portfolio up 15.2%, Year-over-Year

SAN DIEGO, CA – (BUSINESS WIRE) – October 24, 2018 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced financial results for the first fiscal quarter ended September 30, 2018. Net income was $36.8 million, an increase of 13.8% from $32.4 million for the quarter ended September 30, 2017. Earnings attributable to Axos’ common stockholders were $36.8 million or $0.58 per diluted share for the first quarter of fiscal 2019, an increase of 13.8% from $32.3 million or $0.50 per diluted share for the first quarter ended September 30, 2017.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and non-recurring costs related to mergers and acquisitions and excess FDIC expense, increased 18.6% to $38.4 million and 22.0% to $0.61, respectively, for the quarter ended September 30, 2018 compared to $32.4 million and $0.50, respectively, for the quarter ended September 30, 2017.
First Quarter Fiscal 2019 Financial Summary:

	Three Months Ended September 30
(Dollars in thousands, except per share data)	Q1 Fiscal 2019	Q1 Fiscal 2018	% Change
Net interest income	$86,279	$80,550	7.1%
Non-interest income	$16,543	$13,340	24.0%
Net income	$36,841	$32,383	13.8%
Adjusted earnings (Non-GAAP)[1]	$38,418	$32,390	18.6%
Net income attributable to common stockholders	$36,764	$32,306	13.8%
Diluted EPS	$0.58	$0.50	16.0%
Adjusted EPS (Non-GAAP)[1]	$0.61	$0.50	22.0%
[1] See “Use of Non-GAAP Financial Measures”

“We successfully completed several key initiatives this quarter, including the launch of our new online banking platform and the rebranding to Axos,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “We received regulatory approval to acquire deposits from Nationwide and announced an agreement to provide co-branded banking products to Nationwide’s associates and customers. Our opportunistic deployment of capital across a variety of strategic initiatives, including investments in business banking and commercial lending verticals and our acquisitions of COR Clearing and Nationwide Bank’s deposits will further diversify our lending and funding and position Axos to sustain solid earnings growth in 2019 and beyond.”

“We repositioned our balance sheet in preparation for the pending transfer of deposits from Nationwide,” explained Andy Micheletti, Executive Vice President and Chief Financial Officer of Axos. “We intend to repay approximately $2.5 billion of higher cost borrowings using the cash generated from the deposits we are acquiring from Nationwide in mid-November.”

Mr. Micheletti continued, “Non-interest expense for the quarter reflects higher amortization and depreciation costs, expenses related to Axos Fiduciary Services, deal-related expenses, and investments in rebranding, technology and personnel. Excluding approximately $1.6 million of non-cash amortization expense and non-recurring expenses related to our merger and acquisition activity, our non-GAAP adjusted earnings and adjusted EPS are $38.4 million and $0.61, respectively.”

Other Highlights:

•	Total assets reached $9.8 billion, up $1.2 billion or 14.1% compared to September 30, 2017

•	Loan and lease portfolio grew by $1.1 billion or 15.2% compared to September 30, 2017

•	Loan and lease originations for the three months ended September 30, 2018 were approximately $1.7 billion, up 28.1% compared to the quarter ended September 30, 2017

•
Asset quality remains strong with total non-performing assets of 0.40% of total assets at September 30, 2018 and net annualized recoveries to average loans and leases of 0.02% for the three months ended September 30, 2018

•	Return on average common stockholders’ equity was 15.0% for the three months ended September 30, 2018

•	Non-interest income increased by $3.2 million, or 24.0%, compared to September 30, 2017

•	Tangible book value increased to $14.59 per share, up $1.18 per share compared to September 30, 2017
First Quarter Fiscal 2019 Income Statement Summary
During the quarter ended September 30, 2018, Axos earned $36.8 million or $0.58 per diluted share compared to $32.3 million, or $0.50 per diluted share for the quarter ended September 30, 2017. Net interest income increased $5.7 million or 7.1% for the quarter ended September 30, 2018 compared to September 30, 2017, primarily due to $863.1 million growth in average-earning assets.
The loan and lease loss provision was $0.6 million for the quarter ended September 30, 2018 compared to $1.0 million for the quarter ended September 30, 2017. The decrease in the provision is primarily the result of changes in loan mix and net recoveries of $0.4 million.
For the first quarter ended September 30, 2018, non-interest income was $16.5 million compared to $13.3 million for the three months ended September 30, 2017. The $3.2 million increase year over year was the result of a $3.8 million increase in banking and service fees, $2.7 million increase in gain on sale – other, due to a sale of lottery receivables, partially offset by a decrease of $2.9 million in mortgage banking income, a decrease of $0.4 million in realized gain on sale of securities. Included in banking and service fees increase of $3.8 million, was $2.3 million related to fiduciary services acquired from Epiq in April of 2018.
Non-interest expense or operating costs increased $14.9 million to $52.9 million for the quarter ended September 30, 2018 from $38.0 million for the three months ended September 30, 2017. The increase was mainly a result of an increase in salaries and related expense of $8.5 million as a result of the addition of staffing increases to support growth in to lending, deposits, trustee and fiduciary services, and data processing. Other operating expense increases include an increase in FDIC and regulator fees of $1.8 million, an increase in advertising and promotional of $1.5 million, an increase in depreciation and amortization of $1.3 million, and an increase of $0.9 million in other and general expense. The increase in the other operating costs are primarily to support loan and deposit growth, as well as data processing, software and marketing initiatives.
Balance Sheet Summary
Axos’ total assets increased $252.0 million, or 2.6%, to $9,791.5 million, as of September 30, 2018, up from $9,539.5 million at June 30, 2018. The increase in total assets was primarily due to an increase in loan portfolio growth of $222.2 million on a net basis, primarily from portfolio loan originations of $1,350.2 million less principal repayments and other adjustments of $1,128.0 million. Investment securities increased $22.4 million primarily due to purchases of new available for sale securities. Total liabilities increased by $212.3 million, or 2.5%, to $8,791.3 million at September 30, 2018, up from $8,579.0 million at June 30, 2018. The increase in total liabilities primarily resulted from a reduction in deposits of $1,907.8 million and an increase in FHLB borrowings of $2,123.0 million. Stockholders’ equity increased by $39.7 million, or 4.1%, to $1,000.2 million at September 30, 2018 from $960.5 million at June 30, 2018. The increase was primarily the result of $36.8 million in net income, $2.8 million of vesting and issuance of RSUs and stock-based compensation expense and $0.2 million in other comprehensive income, partially offset by $0.1 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.41% at September 30, 2018.

Conference Call
A conference call and webcast will be held on Wednesday, October 24, 2018 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until November 24, 2018, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13683935.
About Axos Financial, Inc. and Axos Bank
Axos Financial, Inc. is the holding company for Axos Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $9.8 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of acquisition related costs and excess FDIC expense as adjusted earnings (“adjusted earnings”), a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing adjusted earnings by the average number of diluted common shares outstanding during the period. We believe adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the acquisition related costs and excessive FDIC expense provides investors with an understanding of Axos’ core lending and banking business.
Non-GAAP adjusted earnings for the three months ended September 30, 2018 and 2017 were $38.4 million and $32.4 million, respectively. Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP):

	Three Months Ended
	September 30,
(Dollars in thousands, except per share amounts)	2018	2017
Net income	$36,841	$32,383
Acquisition-related costs	999	12
Excess FDIC expense	1,111	—
Income taxes	(533)	(5)
Adjusted earnings (Non-GAAP)	$38,418	$32,390
Adjusted EPS (Non-GAAP)	$0.61	$0.50

We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses. Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP):

	Three Months Ended
	September 30,
(Dollars in thousands, except per share amounts)	2018	2017
Total stockholders’ equity	1,000,247	866,694
Less: preferred stock	5,063	5,063
Common stockholders’ equity	995,184	861,631
Less: mortgage servicing rights, carried at fair value	11,216	8,044
Less: goodwill and other intangible assets	67,139	—
Tangible common stockholders’ equity (Non-GAAP)	916,829	853,587
Common shares outstanding at end of period	62,831,731	63,655,970
Tangible book value per common share (Non-GAAP)	14.59	13.41

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to grow and increase its business, Axos’ ability to close and integrate our pending acquisitions and realize the anticipated benefits of the transactions, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	September 30, 2018	June 30, 2018	September 30, 2017
Selected Balance Sheet Data:
Total assets	$9,791,520	$9,539,504	$8,581,628
Loans and leases—net of allowance for loan and lease losses	8,654,500	8,432,289	7,512,999
Loans held for sale, at fair value	30,916	35,077	21,532
Loans held for sale, lower of cost or fair value	6,078	2,686	7,470
Allowance for loan and lease losses	50,120	49,151	42,099
Securities—available-for-sale	202,727	180,305	219,713
Total deposits	6,077,588	7,985,350	7,178,800
Securities sold under agreements to repurchase	—	—	10,000
Advances from the FHLB	2,580,000	457,000	400,000
Subordinated notes and debentures and other	54,588	54,552	54,479
Total stockholders’ equity	1,000,247	960,513	866,694

Capital Ratios:
Equity to assets at end of period	10.22%	10.07%	10.10%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	10.02%	9.45%	10.29%
Common equity tier 1 capital (to risk-weighted assets)	13.42%	13.27%	15.10%
Tier 1 capital (to risk-weighted assets)	13.49%	13.34%	15.19%
Total capital (to risk-weighted assets)	14.95%	14.84%	16.82%
Axos Bank, renamed from BofI Federal Bank on October 1, 2018:
Tier 1 leverage (core) capital to adjusted average assets	9.41%	8.88%	9.95%
Common equity tier 1 capital (to risk-weighted assets)	12.69%	12.53%	14.70%
Tier 1 capital (to risk-weighted assets)	12.69%	12.53%	14.70%
Total capital (to risk-weighted assets)	13.41%	13.27%	15.44%

AXOS FINANCIAL, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
	2018	2017
Selected Income Statement Data:
Interest and dividend income	$122,797	$103,511
Interest expense	36,518	22,961
Net interest income	86,279	80,550
Provision for loan and lease losses	600	1,000
Net interest income after provision for loan and lease losses	85,679	79,550
Non-interest income	16,543	13,340
Non-interest expense	52,922	38,020
Income before income tax expense	49,300	54,870
Income tax expense	12,459	22,487
Net income	$36,841	$32,383
Net income attributable to common stock	$36,764	$32,306

Per Common Share Data:
Net income:
Basic (revised for September 2017)	$0.59	$0.51
Diluted (revised for September 2017)	$0.58	$0.50
Book value per common share	$15.84	$13.54
Tangible book value per common share (Non-GAAP)	$14.59	$13.41
Adjusted earnings per common share (Non-GAAP)	$0.61	$0.50

Weighted average number of common shares outstanding:
Basic (revised for September 2017)	62,795,598	63,720,605
Diluted (revised for September 2017)	63,357,036	64,192,572
Common shares outstanding at end of period	62,831,731	63,655,970
Common shares issued at end of period	66,043,642	65,334,353

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,350,179	$960,512
Loan originations for sale	$302,967	$330,269
Return on average assets	1.57%	1.54%
Return on average common stockholders’ equity	14.98%	15.24%
Interest rate spread[1]	3.39%	3.62%
Net interest margin[2]	3.76%	3.87%
Efficiency ratio	51.47%	40.49%

Asset Quality Ratios:
Net annualized charge-offs (recoveries) to average loans and leases	(0.02)%	(0.01)%
Non-performing loans and leases to total loans and leases	0.35%	0.42%
Non-performing assets to total assets	0.40%	0.39%
Allowance for loan and lease losses to total loans and leases held for investment at end of period	0.57%	0.55%
Allowance for loan and lease losses to non-performing loans and leases	166.31%	131.15%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.